Exhibit 5.1

FMC

FRASER MILNER CASGRAIN LLP

April 13, 2007

IAMGOLD Corporation
401 Bay Street, Suite 3200, P.O. Box 153
Toronto, Ontario M5H 2Y4
Canada

Dear Sirs/Mesdames:

Re: IAMGOLD Corporation – Form S-8 Registration Statement

We are counsel to IAMGOLD Corporation (the "Corporation") and are rendering this opinion at the request of the Corporation in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Corporation under the United States *Securities Act of 1933*, as amended, with the U.S. Securities and Exchange Commission in respect of common shares of the Corporation ("Shares") (a) issuable pursuant to the share incentive plan of the Corporation (the "Share Incentive Plan"), including those (i) common shares ("IAMGOLD Option Shares") issuable pursuant to options ("IAMGOLD Options") granted under the share option plan (the "Share Option Plan") comprising part of the Share Incentive Plan, (ii) common shares issuable pursuant to the share bonus plan (the "Share Bonus Plan") comprising part of the Share Incentive Plan and (iii) common shares issuable pursuant to the share purchase plan (the "Share Purchase Plan") comprising part of the Share Incentive Plan, and (b) issuable pursuant to options (the "Cambior Options") originally granted under the stock option plan of Cambior Inc. (the "Cambior Plan"). We understand that the Cambior Options originally granted under the Cambior Plan have been converted into options (the "IAMGOLD Cambior Options" and together with the IAMGOLD Options the "Options") to purchase common shares of the Corporation (the "Conversion").

In connection with rendering this opinion, we have, among other things:

(a) examined, among other things,

- (i) a certified copy dated April 13, 2007 of the articles and by-laws of the Corporation,

- (ii) a certificate of compliance dated April 13, 2007 issued pursuant to the provisions of the *Canada Business Corporations Act* relating to the Corporation,

- (iii) a certified copy dated April 13, 2007 of

  - A. resolutions passed by the directors of the Corporation, among other things, allotting, reserving for issue and conditionally issuing the Shares issuable under the Share Option Plan;

  - B. a resolution passed by the directors of the Corporation, among other things, allotting, reserving for issue and conditionally issuing the Shares issuable under the Share Bonus Plan,

C. a resolution passed by the directors of the Corporation, among other things, allotting, reserving for issue and conditionally issuing the Shares issuable under the Share Purchase Plan, and

D. a resolution passed by the directors of the Corporation, among other things, allotting, reserving for issue and conditionally issuing the Shares issuable pursuant to the exercise of the IAMGOLD Cambior Options; and

(b) considered such questions of law, made such investigations and examined such originals, facsimiles or copies, certified or otherwise identified to our satisfaction of such additional records of corporate proceedings, certificates and other documents as we have considered relevant or necessary in order to render the opinion expressed below.

For the purposes of this opinion, we have assumed:

(a) that each of the Shares issued pursuant to the Share Bonus Plan has been, or will be, issued in compliance with all legal, regulatory and other requirements and in compliance with the Share Bonus Plan;

(b) that each of the Shares issued pursuant to the Share Purchase Plan has been, or will be, issued in compliance with all legal, regulatory and other requirements and in compliance with the Share Purchase Plan;

(c) that the Conversion was effected in compliance with all legal, regulatory and other requirements;

(d) that each of the Cambior Options and each of the Options has been, or will be, issued in compliance with, and each of the Option has been, or will be, exercised in compliance with, all legal, regulatory and other requirements and in compliance with the Cambior Plan or the Share Option Plan, as the case may be,

(e) that each of the Shares will be issued in compliance with all applicable securities laws; and

(f) with respect to all documents examined by us, the genuineness of all signatures, the legal capacity at all relevant times of any natural person signing any such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified or true copies or as reproductions (including facsimiles) and the truthfulness and accuracy of the corporate records of the Corporation and of all certificates of public officials and officers of the Corporation.

We are solicitors qualified to carry on the practice of law in the Province of Ontario and we express no opinion as to any laws or matters governed by any laws, other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Based on and relying on the foregoing and subject to the qualifications hereinbefore set forth, we are of the opinion that:

(a) upon the issue of Shares in compliance with the terms of the Share Bonus Plan or the Share Purchase Plan, such Shares will be issued as fully paid and non-assessable shares of the Corporation; and

(b) upon the issue of Shares upon the exercise of Options in compliance with the terms of the Share Option Plan (including the receipt by the Corporation of the exercise price therefor), such Shares will be issued as fully paid and non-assessable shares of the Corporation.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our firm name where it appears in the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under section 7 of the United States *Securities Act of 1933*, as amended, or the rules and regulations of the United States Securities Exchange Commission thereunder.

This opinion relates exclusively to the Registration Statement, is for the sole use and benefit of the Corporation and solely for the purpose referred to above. Accordingly, neither this opinion, nor a copy hereof or extract herefrom, may be delivered to, or relied upon by, any other person or used in connection with any other transaction without our prior written consent.

Yours truly,

Fraser Milner Casgrain LLP

FRASER MILNER CASGRAIN LLP